Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY & CO. NAMES ALESSANDRO BOGLIOLO CHIEF EXECUTIVE OFFICER
Former Bulgari Senior Executive and Current Diesel CEO Brings Deep Luxury Market Experience

NEW YORK, July 13, 2017 - Tiffany & Co. (NYSE: TIF) today announced that its Board of Directors has unanimously named Alessandro Bogliolo the Company’s next Chief Executive Officer. He is expected to assume the role by October 2, 2017 and upon joining the Company will also join the Board of Directors.

Mr. Bogliolo, 52, is a veteran luxury industry executive who previously served for 16 years at Bulgari SpA, including in the roles of Chief Operating Officer and Executive Vice President, Jewelry, Watches & Accessories. Most recently, he has served as Chief Executive Officer of global apparel and accessories company Diesel SpA, where he has led the company’s efforts to revitalize its brand and enhance the customer experience. During his career, Mr. Bogliolo has worked in a broad range of countries, including China, Singapore, Italy, France, Spain and the United States.

“Today's announcement concludes the Board’s thorough process to identify and recruit an accomplished leader to position the Company for sustainable growth in the years ahead,” said Michael J. Kowalski, Chairman and interim CEO. “Alessandro has a well-deserved reputation for creativity and execution, having previously led a number of international brands to success and improved performance. I also believe that his vision and team-oriented approach make him an ideal fit with Tiffany’s long-standing values. Tiffany is an iconic brand and is at an important time in its history. We look forward to Alessandro and the Tiffany team delivering a distinctive vision of luxury and style to our customers around the world, while also focusing on driving attractive returns for our shareholders.”

Independent Director Rose Marie Bravo, speaking as the Chairwoman of the Search Committee of the Board of Directors, said, “We are delighted to have been able to attract a leader who has the global experience and passion for our brand and heritage to drive extraordinary design, outstanding customer experience and capital efficiency. He is a proven executive with the skills necessary to accelerate revenue growth and increase value for all shareholders during this next chapter for Tiffany.”

“I am honored and excited by the opportunity to lead this remarkable Company,” said Mr. Bogliolo. “Tiffany, with its legendary history, has always represented luxury, style, and an extraordinary standard of quality and excellence, and I look forward to working with the Board and the rest of the Tiffany team to build on this foundation. It is my goal to continue to delight our customers with compelling product offerings, supported by best-in-class operations. I am committed to strengthening the Company’s position as one of the world’s most important luxury brands and delivering value for all of our stakeholders.”

About Alessandro Bogliolo
Mr. Bogliolo has been CEO of Diesel SpA, a global apparel and accessories company based in Breganze, Italy, since 2013. Previously, he was Chief Operating Officer, North America at Sephora USA Inc. from 2012 to 2013. Mr. Bogliolo spent 16 years at Bulgari SpA from 1996 to 2012, including most recently as Chief Operating Officer. He started his career at the global consulting firm Bain & Co., after graduating from UniversitaÌ Bocconi with a degree in business administration and later completed the International Management Program at HEC Paris.

About Tiffany
Tiffany is the internationally renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Forward-Looking Statements:
Statements contained in this document that are not statements of historical fact, including those that refer to the vision for the Company and the plans, strategies and goals of our new Chief Executive are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

The potential risks and uncertainties that could cause the Company's actual results, performance or achievements to differ from the predicted results, performance or achievements include, among others, global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations; shifting tourism trends; regional instability, violence (including terrorist activities), political activities or events, and weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company's product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; changes in our competitive landscape; and our ability to successfully control costs and execute on, and achieve the expected benefits from, our operational and strategic initiatives.

Additional information about potential risks and uncertainties that could affect the Company's business and financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2017, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

TIF-G

CONTACT:
Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com